UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010 (June 25, 2010)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth below in Item 2.03 is hereby incorporated by reference in this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Total Realty Trust Inc. and its consolidated subsidiaries and partnerships, except where the context otherwise requires.

Acquisition of National Office and Industrial Portfolio

On June 25, 2010, through various wholly-owned subsidiaries, we completed the previously disclosed acquisition of a portfolio of office and industrial properties (the “National Office and Industrial Portfolio”), or interests therein, from several subsidiaries of iStar Financial Inc. (the “Sellers”). The aggregate purchase price of the National Office and Industrial Portfolio was approximately $1.35 billion, adjusted for closing costs and customary prorations of taxes, operating expenses, leasing costs and other items. The National Office and Industrial Portfolio comprises a diversified portfolio of 32 office and industrial properties located in 16 markets within the United States aggregating approximately 11.3 million net rentable square feet. Included in this portfolio are 21 office properties located in 10 markets aggregating approximately 4.6 million net rentable square feet and 11 industrial properties located in nine markets aggregating 6.7 million net rentable square feet. The properties included in the National Office and Industrial Portfolio are approximately 99% leased, primarily by large corporate tenants subject to triple net leases with a weighted average lease term, based on base rent, of approximately 7.6 years. We anticipate that approximately 50% of the net operating income from the portfolio will be derived from tenants with an investment grade public credit rating. In addition, we expect approximately 95% of the portfolio’s net operating income to be derived from tenants that are publicly traded. Based on the purchase price and our estimate of year-one cash net operating income, the National Office and Industrial Portfolio was acquired at a capitalization rate of approximately 8.1%.

We acquired the National Office and Industrial Portfolio using cash on hand and approximately $858.6 million of debt financing. The debt financing used to acquire the National Office and Industrial Portfolio has a blended interest rate of approximately 5.49% as of closing and is described in more detail below, under Item 2.03.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

National Office and Industrial Portfolio Senior Fixed Rate Financing

On June 25, 2010, we entered into two senior mortgage fixed rate amortizing loans to partially finance our acquisition of the National Office and Industrial Portfolio for which we received loan proceeds of $125.0 million from New York Life Insurance Company (the “$125 Million Loan”) and $185 million from Wells Fargo Bank, National Association and Bank of America, National Association (the “$185 Million Loan”). The $125 Million Loan is secured by one office property included in the National Office and Industrial Portfolio located in the New York metropolitan market. The $125 Million Loan matures in December 2016, includes two one-year extension options, subject to certain provisions and bears interest at 5.50% during the initial term. The $125 Million Loan is nonrecourse to us during the initial term of the loan, subject to customary market carve-outs. However, the $125 Million Loan may have limited recourse to us during the extension period subject to certain provisions. The $185 Million Loan is secured by 14 office and industrial properties included in the National Office and Industrial Portfolio and matures in July 2020. The $185 Million Loan bears interest at approximately 5.46% and is nonrecourse to us or our Operating Partnership, subject to customary market carve-outs. The $125 Million Loan and the $185 Million Loan both contain certain restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrowers and certain financial covenants with which we and/or the underlying borrowing entities must comply.

National Office and Industrial Portfolio Senior Floating Rate Financing

On June 25, 2010, we entered into one senior floating rate loan (the “Floating Rate Loan”) with Wells Fargo Bank, National Association to partially finance our acquisition of the National Office and Industrial Portfolio. We received loan proceeds of approximately $443.0 million from the Floating Rate Loan. The Floating Rate Loan bears interest at 3.5% over the one month LIBOR rate, subject to a 1.00% LIBOR floor, resulting in an all-in rate as of June 25, 2010 of 4.50%. The Floating Rate Loan is secured by 17 office and industrial properties included in the National Office and Industrial Portfolio. The initial term of the Floating Rate Loan matures in July 2012 and includes three one-year extension options that are subject to certain provisions and can extend the term of the loan to July 2015. In addition to standard nonrecourse carve-outs, the Floating Rate Loan provides for limited recourse to our Operating Partnership. The Floating Rate Loan contains restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrower and certain financial covenants with which we and/or the underlying borrowing entities must comply. Such financial covenants include compliance requirements based upon measurement thresholds related to our net worth and debt service paying capacity.

National Office and Industrial Portfolio Mezzanine Loan Financing

On June 25, 2010, we entered into two mezzanine loans with the Sellers (collectively referred to as the “Mezzanine Loans”) to partially finance our acquisition of the National Office and Industrial Portfolio. The Mezzanine Loans totaled approximately $105.6 million and are secured by our equity interests in 31 of the 32 properties included in the National Office and Industrial Portfolio. The Mezzanine Loans include (i) a tranche for an amount of $27.0 million that bears interest at approximately 5.45%, requires monthly amortization payments (based upon a 30 year amortization schedule) and matures in June 2020, (ii) a second, interest only, tranche for an amount of approximately $12.4 million that bears interest at a rate of 10.00% for the first 3 years, 12.00% for the 4th through the 7th year, and 13.00% thereafter, and matures in June 2020 and (iii) a third, interest only, tranche for an amount of approximately $66.2 million that bears interest at 10.00% and matures in June 2013. We anticipate that the effective maturity dates for the above tranches will be June 2015, June 2013 and June 2013, respectively, due to the Sellers ability to put the mezzanine loans to us at their option on those dates. The Mezzanine Loans, through the Sellers’ rights to exercise their put option, are enforceable against our Operating Partnership. The Mezzanine Loans contain restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrower.

Debt Investment Repurchase Facility

On June 25, 2010, a wholly-owned subsidiary of ours (the “Repo Seller”), entered into a master repurchase and securities contract (the “Repo Facility”) with Wells Fargo Bank, National Association (the “Buyer”). Under the Repo Facility, from time to time during the period ending June 24, 2011, the parties thereto may enter into transactions in which Repo Seller and Buyer agree to transfer from Repo Seller to Buyer all of its rights, title and interest to certain senior mortgage loans and other assets (the “Assets”) against the transfer of funds by Buyer to Repo Seller, with a simultaneous agreement by Buyer to transfer back to Repo Seller such Assets at a date certain or on demand, against the transfer of funds from Repo Seller to Buyer. Each such transaction is referred to as a “Transaction.” The maximum amount of the Repo Facility is $100.0 million. The maturity date of the Repo Facility is June 2013 unless it is extended pursuant to the two one-year extensions available to the Repo Seller.

Pursuant to the Repo Facility, Repo Seller shall pay Buyer an ongoing price differential, which is based upon the purchase price paid by Buyer to Repo Seller in a given Transaction, at a pricing rate equal to LIBOR plus the applicable spread. The applicable spread will vary per Transaction depending upon the particular Asset transferred from the Repo Seller to the Buyer and the purchase price paid by the Buyer to Repo Seller in exchange for that Asset upon closing of the relevant Transaction.

Pursuant to a guarantee agreement dated as of June 25, 2010 (the “Guarantee Agreement”) among us and our Operating Partnership (each a “Guarantor” and collectively the “Guarantors”), and the Buyer, the

Guarantors have unconditionally and irrevocably guaranteed to Buyer the punctual payment and performance when due, whether at stated maturity, acceleration or otherwise, of all of the following: (a) all payment obligations owing by Repo Seller to Buyer under or in connection with the Repo Facility and any other governing agreements and any and all extensions, renewals, modifications, amendments or substitutions of the forgoing; (b) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of the Guarantors; and (c) any other obligations of Repo Sellers with respect to Buyer under each of the governing documents. Notwithstanding these guarantees, unless certain breaches occur, there is a cap that limits the amount we have guaranteed to pay based on the value of the Asset transferred.

The Repo Facility contains various customary representations and warranties, covenants, events of default and other customary provisions contained in repurchase agreements.

In connection with the Repo Seller’s entry into the Repo Facility, on June 25, 2010, Repo Seller transferred to Buyer three of our senior mortgage debt investments for approximately $61.5 million under the Repo Facility, and the weighted average pricing rate associated with these Transactions was initially set at LIBOR plus 334 basis points, resulting in an all-in rate as of June 25, 2010 of 3.69%.

Item 8.01	Other Events.

In addition to the financing arrangements that we entered into that are discussed above under Item 2.03 we entered into the following financing transactions during June 2010.

New England Retail Portfolio Debt Financing

On June 24, 2010, we entered into a financing agreement with Wells Fargo Bank, National Association that is secured by ten previously unencumbered retail real properties located in the New England market for which we received initial loan proceeds of $49.7 million. This financing consists of one interest only, floating rate mortgage note that bears interest at 3.45% over the one month LIBOR rate, subject to a 1.00% LIBOR floor, resulting in an all-in rate as of June 25, 2010 of 4.45%. This loan matures in July 2012 and includes three one-year extension options that are subject to certain provisions for which we must qualify. This loan is nonrecourse to us or our Operating Partnership, subject to customary market carve-outs. This loan contains restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrower and certain financial covenants with which we and/or the underlying borrowing entities must comply.

Campus Road Office Center Debt Financing

On June 11, 2010, we entered into a financing agreement with New York Life Insurance Company that is secured by one previously unencumbered office property located in the Princeton, New Jersey market (the “Campus Road Office Center”) for which we received loan proceeds of $35.0 million. This financing consisted of a fixed rate mortgage note that bears interest at 4.75% that is interest only for the first two years and then converts to an amortizing loan. This loan has a contractual maturity in May 2023; however, the expected maturity date of this loan, based on the loan’s underlying structure, is July 2015. This loan is nonrecourse to us or our Operating Partnership, subject to customary market carve-outs. This loan contains restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrower and certain covenants with which we and/or the underlying borrowing entities must comply.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to items 2.01 through an amendment to this Current Report on Form 8-K within 71 days after the date that this Form 8-K is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

June 30, 2010	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer and Treasurer